Exhibit 99.1

FOR IMMEDIATE RELEASE

For Further Information:
Kathy Oher	Hala Aly
Chief Financial Officer	Halliburton Investor Relations
(972) 393-3800, ext. 166	(972) 458-8000
Investorrelations@craftmade.com	haly@halliburtonir.com

CRAFTMADE INTERNATIONAL ANNOUNCES FISCAL 2004
FOURTH QUARTER AND YEAR-END RESULTS

COPPELL, TEXAS, September 14, 2004 — Craftmade International, Inc. (Nasdaq: CRFT) today reported net income of $2,131,000 for its fiscal fourth quarter ended June 30, 2004, compared to net income of $1,918,000 for the fourth quarter of fiscal year 2003. On a fully diluted basis, net income per share increased to $0.41 per share from $0.36 per share for the corresponding period a year ago. Weighted average diluted shares outstanding for the quarter were 5,207,000 compared to 5,402,000 for the same period last year.

Revenues for the quarter ended June 30, 2004 were $32,112,000 compared to revenues of $27,142,000 reported for last year’s fourth quarter. Fourth quarter net sales from the showroom division increased 5.8%, or $793,000, to $14,379,000 from $13,586,000 for the same period last year. The increase in the showroom division was primarily due to the success of new product introductions as well as strength in the overall housing sector of the U.S. economy.

Fourth quarter net sales from the mass retail division increased 30.8%, or $4,177,000, to $17,733,000 from $13,556,000 for the same period last year. The increase was partially due to the strong performance of Design Trends’ portable lamp program, which generated incremental revenue of $2,568,000 during the period. In addition, the mass retail division benefited from initial store orders for additional SKU’s of outdoor lighting rolled out to its largest mass retail customer during the quarter.

For the year ended June 30, 2004, the Company’s revenues increased 11.2%, or $12,205,000, to $121,238,000 from $109,033,000 last year. Earnings per share on a fully diluted basis increased 15.4% to $1.42 for fiscal 2004, compared to $1.23 per diluted share for fiscal 2003. Fiscal year 2004 net income increased 11.7%, or $800,000, to $7,646,000 from $6,846,000 for fiscal 2003. Weighted average diluted shares outstanding for fiscal 2004 were 5,383,000 compared to 5,568,000 for fiscal 2003.

The Company’s gross profit as a percentage of sales for the three months ended June 30, 2004, decreased to 29.8% of net sales from 34.0% of net sales in the fourth quarter last year. Gross profit from the showroom division decreased to 39.0% of sales from 41.8% of sales in the fourth quarter of 2003. The decline was partially due to price increases from the Company’s ceiling fan manufacturer that were not passed through to customers. The gross margin of the mass retail division decreased to 22.4% of sales for the three months ended June 30, 2004, compared to 26.1% of sales in the fourth quarter of 2003. The decline in the gross margin of the mass retail division was partially due to a shift in the sales mix with a greater portion of revenue made up of direct shipment sales, which carry lower gross margins and lower SG&A expenses. In addition, the mass retail division experienced an increase in markdown money and price concessions provided to mass retail customers.

Press Release
Craftmade International, Inc.
September 14, 2004 — Page 2

Total selling, general and administrative expenses of the Company were $4,717,000, or 14.7% of net sales for the fourth quarter, compared to $4,994,000 or 18.4% of net sales for the same period in 2003. The decline in SG&A expenses was primarily related to a decline in the SG&A expenses of the mass retail division. The decrease in mass retail division’s expenses was partially related to cost savings derived from the closing of the California office, which occurred in the second quarter of fiscal 2004, as well as a change in the sales mix, as discussed above.

“We are pleased by our strong financial performance driven by both our showroom and mass retail divisions, in spite of non-recurring legal and accounting expenses incurred during the year. These expenses are related to legal and accounting expenses necessitated by the changing regulatory environment,” said James R. Ridings, Craftmade’s Chairman and Chief Executive Officer. “Additionally, we believe the company’s long-term outlook continues to be strong, and anticipate that we will achieve earnings growth of 15% to 20% for fiscal 2005.”

As previously announced, pursuant to the provisions of FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities effective January 1, 2004, the Company began to consolidate Design Trends and PHI and, as encouraged by FIN 46, has restated its previously issued financial statements to reflect Design Trends and PHI as consolidated entities.

The Company has filed for an extension in connection with the filing of its Form 10-K for the fiscal year ended June 30, 2004 and, as a result, will file its Form 10-K within the next 15 days.

A conference call to discuss the company’s fourth quarter and fiscal 2004 results, as well as the company’s outlook for fiscal 2005, is scheduled for Tuesday, September 14, at 10:00 a.m. Central Time. To participate in this call, dial 719-457-2730, and refer to confirmation code 961944. A replay of the conference call can also be accessed via the company’s Web site at www.craftmade.com.

Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories. The company distributes its premium products through a network of 1,600 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, acquired in 1998, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market, which includes Lowe’s, Home Depot and Wal-Mart.

Certain statements in this News Release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are discussed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2003.

Press Release
Craftmade International, Inc.
September 14, 2004 — Page 3

—Financial Table Follows—

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
	(In thousands, except per share data)
Net sales	$32,112	$27,142	$121,238	$109,033
Cost of goods sold	22,528	17,920	85,328	73,639
Gross profit	9,584	9,222	35,910	35,394
Selling, general and administrative expenses	4,717	4,994	18,580	18,600
Interest expense	218	219	803	922
Depreciation	186	175	622	633
Total Expenses	5,121	5,388	20,005	20,155
Income before income taxes and minority interest expense	4,463	3,834	15,905	15,239
Provision for income taxes	1,370	1,139	4,540	4,158
Minority interest	962	777	3,719	4,235
Net income	2,131	1,918	7,646	6,846
Diluted earnings per share	$0.41	$0.36	$1.42	$1.23
Diluted shares outstanding	5,207	5,402	5,383	5,568